P R E S S
R E L E A S E

Contacts:              Analytical Surveys, Inc.         Pfeiffer High Public Relations, Inc.
       Lori Jones                                        Geoff High
           Chief Executive Officer                       303/393-7044
           210/657-1500
ANALYTICAL SURVEYS REPORTS FIRST QUARTER RESULTS

SAN ANTONIO, Texas — February 14, 2006 - Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves, and formerly a service provider to the geographic information systems (GIS) markets, today announced financial results for its first fiscal quarter ended December 31, 2006.

First quarter revenue was $243,000 versus $1.3 million in the same period a year ago. Net loss available to common shareholders was $337,000, or $0.09 per diluted share, versus a net loss of $43,000, or $0.01 per diluted share, in the first quarter last year. The lower revenue and higher net loss resulted from the Company’s transition from a GIS service provider into an oil and gas company.

Lori Jones, CEO of ASI, said, “We successfully completed our GIS service contracts, which generated substantial cash flow during the quarter. We have kept our overhead to a minimum while we work to build a meaningful presence for our ASI Energy Division within the oil and gas industry. We are pleased by the progress we have made in this regard, and intend to build on this momentum throughout fiscal 2007.”

The company also announced its decision not to acquire a non-operating working interest in the Texas gulf coast region as previously announced in a press release dated January 9, 2007. After significant due diligence, the Company has decided not to close on the purchase of a non-operating interest in 5 wells located in Liberty and Wharton counties, Texas.

Lori Jones, CEO of ASI said, “Although the pricing scenario and other pertinent data, including an in-depth engineering study, indicated the acquisition of the wells to be a viable purchase, the cost of capital required for financing the purchase would have made the transaction only marginally successful. We therefore have determined this transaction is not in the best interest of the Company or our shareholders at this time. However, we continue to pursue our conservative drilling program along with our operating partners, H&S Production and South Texas Operating Company as we look for other production acquisition opportunities.”

Analytical Surveys, Inc., which has historically served the GIS markets, has recently transitioned its focus toward the development of oil and gas exploration and production opportunities. ASI’s Energy Division is focused on high-quality exploratory and developmental drilling opportunities, as well as purchases of proven reserves with upside potential attributable to behind-pipe reserves, infill drilling, deeper reservoirs and field extension opportunities. ASI is headquartered in San Antonio, Texas. For more information, visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.

ANALYTICAL SURVEYS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

Assets	December 31, 2006	September 30, 2006
Current assets:	(Unaudited)
Cash and cash equivalents	$1,284	$1,357
Accounts receivable, net of allowance for doubtful accounts of $0 and $50 at December 31 and September 30, 2006, respectively	147	1,322
Revenue earned in excess of billings, net	—	49
Prepaid expenses and other	55	93
Deferred financing costs	168	133
Total current assets	1,654	2,954
Oil and natural gas properties and equipment; full cost method of accounting	2,319	2,019
Equipment and leasehold improvements, at cost:
Equipment	335	570
Furniture and fixtures	48	98
Leasehold improvements	8	1
	391	669
Less accumulated depreciation and amortization	(359)	(605)
Net equipment and leasehold improvements	32	64
Other assets	150	—
Total assets	$4,155	$5,037
Liabilities and Stockholders’ Equity
Current liabilities:
Senior secured convertible note, net of discount	$1,400	$1,957
Current portion of capital lease obligations	16	16
Billings in excess of revenue earned	—	99
Accounts payable	112	45
Accrued liabilities	74	239
Accrued payroll and related benefits	96	132
Total current liabilities	1,698	2,488
Long-term debt:
Capital lease obligations, less current portion	9	13
Total long-term liabilities	9	13
Total liabilities	1,707	2,501
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, no par value; authorized 2,500 shares; 280 issued and outstanding at December 31 and September 30, 2006	261	261
Common stock, no par value; authorized 100,000 shares; 3,779 shares issued and outstanding at December 31 and September 30, 2006	36,590	36,341
Accumulated deficit	(34,403)	(34,066)
Total stockholders’ equity	2,448	2,536
Total liabilities and stockholders’ equity	$4,155	$5,037

ANALYTICAL SURVEYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31
	2006	2005

Revenues
GIS services	$240	$1,360
Oil and gas	3	—
Total revenues	243	1,360

Costs and expenses:
Salaries, wages and benefits	221	781
Subcontractor costs	—	139
Other general and administrative	186	452
Depreciation, depletion and amortization	5	21
Total operating costs	412	1,393
Loss from operations	(169)	(33)
Other income (expense):
Interest expense, net	(99)	(13)
Gain (loss) on sale of assets	(28)	3
Other income (expense), net	(36)	—
Total other income (expense), net	(163)	(10)
Loss before income taxes	(332)	(43)
Provision for income taxes	—	—
Net loss	(332)	(43)
Dividends on preferred stock	(5)	—
Net loss available to common stockholders	$(337)	$(43)

Basic net loss per common share	$(0.09)	$(0.01)
Preferred stock dividends	—	—
Basic net loss per common share available to common shareholders	$(0.09)	$(0.01)

Diluted net loss per common share	$(0.09)	$(0.01)
Preferred stock dividends	—	—
Diluted net loss per common share available to common shareholders	$(0.09)	$(0.01)

Weighted average common shares:
Basic	3,779	2,869
Diluted	3,779	2,869